Exhibit 99.1

FOR IMMEDIATE RELEASE	Media contact for additional information:
March 20, 2014
Ronald E. Baron
EVP & CFO
(434) 817-8510

VIRGINIA NATIONAL BANKSHARES CORPORATION DECLARES QUARTERLY CASH DIVIDEND

     Charlottesville, VA – Virginia National Bankshares Corporation, Charlottesville, Virginia reported that, on March 18, 2014, its Board of Directors declared a quarterly cash dividend of $0.05 per share. The dividend will be paid on April 11, 2014 to shareholders of record as of March 31, 2014.

About Virginia National Bankshares Corporation and Virginia National Bank

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is a bank holding company and the parent company of Virginia National Bank, which began operations in July 1998. With four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia, the Bank offers a full range of banking and related financial services to locally owned businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, and the City of Winchester. The Bank is committed to providing its customers with banking and financial services comparable to those of larger regional and nationwide banks. Investment management and trust services are offered through the Bank’s wholly owned subsidiary, VNBTrust, N.A. under the trade name of VNB Wealth Management.

The Company’s common stock is quoted on the OTC Market Group’s OTCQB tier under the symbol “VABK”. Additional information on the Company is also available at www.vnb.com, by clicking on the “Investors” tab and proceeding to the “Investor Relations” page.